EXHIBIT 21
PRINCIPAL SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2005

Name	State of Incorporation

DOBSON OPERATING CO., L.L.C.	Oklahoma

DCC PCS, INC.	Oklahoma

DOBSON CELLULAR SYSTEMS INC.	Oklahoma

DOBSON JV COMPANY	Oklahoma

AMERICAN CELLULAR CORPORATION	Delaware

WIRELESS INVESTMENTS, INC.	Oklahoma

CELLULAR ONE PROPERTIES, L.L.C.	Oklahoma